Confidential Execution Version
Dated 9 September 2015

GOLAR HILLI CORPORATION as Seller FORTUNE LIANJIANG SHIPPING S.A. as Buyer
Memorandum of Agreement

Contents
Clause        Page
1Definitions    2
2Sale of the Vessel    2
3Purchase Price    3
4Pre-Delivery Financing and Buyer's Obligation to Take Delivery    3
5Payment of the Purchase Price and Upfront Amount    5
6Time and place of delivery and notices    5
7Spares, bunkers and other items    6
8Documentation    7
9Encumbrances    10
10Taxes, fees and expenses    10
11Condition on delivery    10
12Additional Rights of Inspection    10
13Name/markings    11
14Buyer's default    11
15Seller's default    11
16Automatic Termination    11
17Assignments    11

18Representations and warranties    11
19Severability of provisions    12
20Counterparts    12
21Third Party rights    12
22Law and Jurisdiction    12
23Notices    12
24Entire Agreement    13
Schedule 1 Form of Protocol of Delivery and Acceptance16

This memorandum of agreement (this "MOA") is made on the 9th day of September 2015
BETWEEN

(1)
Fortune Lianjiang Shipping S.A.(Reg. No. 71932), a company incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 in its capacity as Buyer; and

(2)
Golar Hilli Corporation (Reg. No. 68975), a company incorporated in Republic of The Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 in its capacity as Seller)

BACKGROUND

(A)
Golar Hilli Corporation in each of its separate capacities as Borrower, Seller and Bareboat Charterer, Golar LNG Limited as Guarantor, and Fortune Lianjiang Shipping S.A. in each of its separate capacities as Lender, Buyer and Owner have entered into a Common Terms Agreement dated 9 September 2015 setting out the defined terms in respect of the transaction.

(B)
The Seller, the Builder and the Sub-Contractor (as applicable) have entered into the Conversion Contracts pursuant to which the "Hilli", a second hand LNG vessel is to be converted to a Floating Liquefied Natural Gas Vessel as more particularly described in Clause 2 ("Vessel").

(C)	The Conversion Works in respect of the Vessel are due to be completed on or before the Cancelling Date.

(D)	The Seller has now agreed to transfer and sell the Vessel to the Buyer and the Buyer has agreed to purchase and take delivery of the Vessel from the Seller in accordance with this MOA.

(E)	Upon the Buyer taking delivery of the Vessel under this MOA, the Buyer will charter the Vessel to the Bareboat Charterer in accordance with the Bareboat Charter.

1	Definitions

1.1	Terms and conditions defined in the Common Terms Agreement shall have the same meaning when used in this MOA, including the Recitals hereto, unless otherwise defined herein.

1.2
Unless a contrary indication appears, in the event of any conflict or inconsistency between any provision of this MOA and any provision of the Bareboat Charter, the provisions of the Bareboat Charter shall prevail.

2	Sale of the Vessel
The Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to buy from the Seller the Vessel described below pursuant to the terms and conditions of this MOA:
Name of vessel: "Hilli"
IMO Number: 7382720
Classification Society: DET NORSKE VERITAS
Class notation: 1A1 Tanker for liquefied gas
New Class notation (following conversion of the Vessel pursuant to the terms of the Conversion Contracts): OI Ship-Shaped LNG Production and Storage Unit, "POSMOOR"
Year of build: 1975
Original builder: MOSS ROSENBERG VERFT  - Norway
Year of conversion: 2017
Conversion yard: Keppel Shipyard Limited, Singapore
Flag: Marshall Islands
Place of registration: Majuro
The Vessel will be delivered simultaneously under this MOA and the Bareboat Charter.
The Vessel will on the Delivery Date be delivered by the Seller to the Buyer. Subject to compliance with the conditions in Clause 4 of this MOA, on the Delivery Date the Buyer shall accept and take delivery of the Vessel from the Seller, and the Vessel shall be deemed to be delivered under the Bareboat Charter by the Buyer to the Bareboat Charterer.

3	Purchase Price

3.1
The Purchase Price shall be the Market Value unless the Market Value is greater than the Initial Project Budget, in which case, the Purchase Price shall be an amount equal to the Initial Project Budget. Where the Market Value is less than the amount outstanding under the Pre-Delivery Financing Agreement, the Purchase Price shall be that Market Value and any shortfall shall be for the Seller’s account.

3.2	In all cases and under no circumstances shall the Purchase Price exceed the Initial Project Budget.

3.3	The Buyer shall appoint two Approved Valuers to each carry out a Valuation on the Vessel. The Approved Valuers shall provide the Buyer and the Seller with a Valuation Certificate at least three

(3) Business Days before the Delivery Date. The Market Value shall be the arithmetic average of both valuations set out in the Valuation Certificates.

3.4	The reasonable costs of providing all such Valuation Certificates by the Approved Valuers shall be for the Seller's account.

4	Pre-Delivery Financing and Buyer's Obligation to Take Delivery

4.1
It is agreed between the Seller and the Buyer that during the Construction Period the Buyer shall provide the Pre-delivery Financing to the Seller to assist with the funding of its instalment payments payable pursuant to the Conversion Contracts.

4.2
Upon receipt of the Seller's written Notice of Actual Readiness pursuant to Clause 6.2 below, the Buyer shall on the Delivery Date be obliged to take Delivery of the Vessel from the Seller and pay the Purchase Price (as calculated in accordance with Clause 3) in accordance with Clause 5.1 subject to the following conditions being met on or before 30 August 2018 (the Cancelling Date):

(a)	The Revenue Start Date has occurred and the Seller certifies in writing thereof;

(b)	The Buyer (acting reasonably) is satisfied that on Delivery, all sums due and owing under the Pre-Delivery Financing Agreement will be fully repaid;

(c)
the Seller and the Technical Adviser have carried out a joint physical inspection ("Final Joint Inspection") of the Vessel and the Vessel's Classification records, and declared in writing to the Buyer that the Vessel is acceptable and ready for delivery, with present Class maintained, free from any damage, class conditions and/or recommendations affecting the Vessel's Class, and with all class certificates and trading certificates (both national and international) clean and valid;

(d)
a copy each of the Technical Adviser's report (as required under the Technical Adviser's Scope of Work) and class reports (where applicable and reasonably requested by the Buyer) has been given to the Buyer;

(e)	Clause 11 of the MOA regarding the Vessel's condition on Delivery has been complied with;

(f)
the Bareboat Charter and the Bareboat Charter Guarantee has been duly executed prior to the entering of this MOA and the Bareboat Charterer has confirmed in writing to the Owner that it will accept the Vessel and will take delivery of the same under the Bareboat Charter;

(g)
The conditions precedents in Box 4 of the Binding Term Sheet (or, if relevant, equivalent provision in the TSA or a Replacement Sub-Charter) have been satisfied or waived by the parties to the Binding Term Sheet (or, if relevant, the TSA or a Replacement Sub-Charter), and the Binding Term Sheet (or, if relevant, the TSA or a Replacement Sub-Charter) has become effective prior to the entering of this MOA;

(h)	The Acceptable Sub-Charter and the Acceptable Sub-Charter Guarantee is duly executed and is effective;

(i)	Evidence that the 1st priority Mortgage which the Builder has over the Vessel is discharged or will be discharged immediately prior to Delivery;

(j)
The Seller has procured from the Builder, a no claims certificate confirming that the Builder releases, waives and discharges forever the Vessel from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions, and causes of action of every nature, character and description, vested and contingent, whether known or unknown which the Builder may have against the Seller, arising out of or in connection with the Conversion Contracts;

(k)
each and all Security Documents and the acknowledgments from the Acceptable Sub-Charterer and the Acceptable Sub-Charter Guarantor in relation to the notices of assignment issued pursuant to the Assignment of the Acceptable Sub-Charter and the Acceptable Sub-Charter Guarantee have been duly executed and delivered in the form satisfactory to the Buyer;

(l)	the receipt by the Buyer of all documents and evidence set out in Clause 8 of this MOA;

(m)	the Seller's confirmation in writing that Clause 9 of this MOA has been complied with; and

(n)
The Seller's confirmation in writing that all Consents and Project Authorisations required in connection with the Project and/or the Vessel or otherwise at the time this representation is made have been obtained or effected and are in full force and effect and valid under applicable local law.

5	Payment of the Purchase Price and Upfront Amount

5.1
Upon all conditions set out in Clause 4.2 being satisfied and complied with, the Buyer shall pay on the Delivery Date pay to the Seller the Actual Purchase Price in an amount based on the following formula: AP = P less U less C, and less O.

(o)	AP stands for the actual purchase price payable by the Buyer to the Seller on the Delivery Date.

(p)	P stands for the Purchase Price.

(q)	U stands for the Upfront Amount.

(r)
C stands for the First Charter-Hire payable by the Bareboat Charterer to the Owner under the Bareboat Charter, and once deducted from the Purchase Price by way of a set off shall be deemed as a full payment of the First Charter-hire by the Bareboat Charterer to the Owner.

(s)
O stands for the outstanding principal and accrued interest payable by the Seller to the Buyer on the Delivery Date and calculated in accordance with the Pre-Delivery Financing Agreement, which shall be deemed to have been paid in full by the Seller pursuant to the Pre-Delivery Financing Agreement once being applied and set off against the Purchase Price.

5.2
The Parties agree that the Upfront Amount shall be provided on an unsecured, and interest free basis and that it shall only be applied in accordance with this MOA and Clause 38.1 (Upfront Amount) of the Bareboat Charter.

5.3
On the Delivery Date, the Buyer shall, upon delivery of the Vessel and subject to the conditions set out in Clause 4.2 being satisfied and complied with, pay the Actual Purchase Price in Dollars to the Sellers' bank nominated bank account notified by the Seller to the Buyer in writing no later than ten (10) Business Days in advance. Any charge from the Buyer's bank, including intermediate bank(s), if any, incurred for remitting the Balance shall be for the Buyer's account and any charge from the Seller's bank, including intermediate bank(s), if any, incurred in receiving the Balance shall be for the Seller's account.

6	Time and place of delivery and notices

6.1
Provided Notice of Actual Readiness has not yet been given, the Seller shall keep the Buyer reasonably well informed of the progress of the Conversion Works and the Vessel's itinerary including when the Vessel is on the Project Site. In particular, the Seller shall inform the Buyer when the following milestones have been achieved:-

(a)
When the Vessel leaves the Builder's Yard for the Singapore anchorage to carry out remaining commissioning of the Conversion Works, and a Certificate of Vessel Leaving the Yard has been signed pursuant to Article 18 of the EPC Contract;

(b)	When the Vessel has been re-delivered upon completion of the remaining commissioning of the Conversion Works at the Singapore anchorage, pursuant to Article 20 of the EPC Contract;

(c)	When Sailaway has occurred;

(d)	When the Vessel has arrived on the Project Site to carry out the Project Site Works;

(e)	When the Ready for First Gas Certificate has been issued by the Seller to the Sub-Contractor;

(f)	When Project Site Commissioning has been completed and the Seller has issued the Ready for Start-up Certificate pursuant to Article 24 of the EPC Contract;

(g)	When the start-up and Performance Tests in Article 25 of the EPC Contract have been completed and the Guaranteed Performance Certificate has been signed-off by the Seller;

(h)
When each of the milestones referred to in Box 5 (a) to (d) of the Binding Term Sheet or TSA (if applicable) or equivalent provisions under a Replacement Sub-Charter have been met and the delivery windows referred to therein;

(i)	When the Revenue Start Date is likely to occur.

6.2
When the Vessel is in every respect physically ready for delivery in accordance with this MOA, and the Revenue Start Date has occurred, the Seller shall tender a written Notice of Actual Readiness of the Vessel to the Buyer. If none of the circumstances set out in Clause 6.3 below have occurred, the Vessel shall be delivered and taken over safely afloat at the Project Site on the Delivery Date as follows:

(a)	Subject to the conditions in Clause 4.2 being satisfied, the Vessel shall be delivered by the Seller to the Buyer; however in any case, the Delivery shall take place before the Cancelling Date; and

(b)	Upon Delivery of the Vessel to the Buyer under this MOA, the Vessel shall immediately be delivered to the Bareboat Charterer under the Bareboat Charter.

6.3
If the Vessel becomes an actual, constructive or compromised total loss before delivery and/or before the provisions of Clause 8 (Documentation) have been satisfied by the Seller, this MOA shall become null and void

7	Spares, bunkers and other items

7.1
The Seller shall deliver the Vessel to the Buyer "as is, where is" and with everything belonging to her on board and on shore in accordance with the terms of the Conversion Contracts and this MOA. All spare parts and spare equipment including spare propeller(s)/propeller blade(s), spare anchor, if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyer's property on delivery, but spares on order are excluded. The radio installation and navigational equipment shall be included in the sale, along with all unused stores and provisions without extra payment.

7.2
An inventory of unused bunkers, lubricants/lubricating oil, grease, fuel oil or other liquids, and consumables supplied by the Builder and left on board at delivery of the Vessel, shall be taken over and paid for by the Seller. Upon delivery of the Vessel from the Seller to the Buyer, such unused bunkers, lubricants/lubricating oil, grease, fuel oil or other liquids, and consumables shall be deemed to be taken over and be paid for by the Bareboat Charterer. No payment shall be made by the Buyer to the Seller for such unused bunkers, lubricants/lubricating oil, grease, fuel oil or other liquids, and consumables on board on the Delivery Date of the Vessel. The Seller shall provide the original payment receipt on the Delivery Date to show that they have paid such unused bunkers, lubricants/lubricating oil, grease, fuel oil or other liquids, and consumables.

8	Documentation
The place of closing is in either Singapore or Hong Kong.

(a)	In exchange for payment of the Purchase Price in Clause 5 above and as a condition precedent to Delivery in Clause 4.2 above, the Seller shall furnish the Buyer with delivery documents as follows:-

(i)
One original bill(s) of sale in a form recordable in the Flag State, transferring the title of the Vessel from the Seller to the Buyer and warranting that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Flag State;

(ii)	original builders certificate or equivalent under the Conversion Contracts;

(iii)
confirmation of Class issued not later than 72 hours prior to Delivery (Buyer to accept provisional / interim certificates if applicable) confirming that the Vessel is in Class and free of condition/recommendation;

(iv)
transcript of register (or equivalent) issued by the competent authorities stating that the Vessel is free from registered encumbrances, dated on the Delivery Date and faxed to the Buyer at the closing with the original to be couriered to the Buyer promptly after Delivery;

(v)
Certified copies of the constitutional documents of the Seller, or a statement from an officer of the Seller that no changes have been made since such document was delivered to the Buyer in connection with the execution of the Pre-Delivery Financing Agreement, the Bareboat Charter and the Acceptable Sub-Charter;

(vi)	Certified copy of a good standing certificate of the Seller dated not later than three (3) Business Days prior to Delivery;

(vii)
Minutes of a Meeting of the Shareholders and Board of Directors of the Seller approving the sale of the Vessel to the Buyers, authorising the execution of the Bill of Sale, Protocols of Delivery and Acceptance and any other documents required to effect the sale and transfer of the Vessel to the Buyer and the granting of a Power of Attorney in respect of the same;

(viii)
An original Power of Attorney duly executed by the Seller appointing and authorising one or more Attorney(s)-in-Fact, inter alia, to act on behalf of the Seller to execute, sign and deliver the Bill of Sale, Protocol of Delivery and Acceptance and delivery of the Vessel to the Buyer, duly notarized and in the performance of this MOA, duly notarially attested and legalised or apostilled (as reasonably required);

(ix)	A Certificate signed by the Company Secretary of the Seller certifying the identity of the current directors of the Seller;

(x)	An original commercial invoice stating the main particulars of the Vessel and the Balance and signed by the Seller;

(xi)	Copy of the Document of Compliance (DOC) in respect of the Manager;

(xii)	Copy of the Vessel's Safe Manning Certificate (SMC);

(xiii)	Copy of the Vessel's International Ship Security (ISSC);

(xiv)	Declaration of warranty issued by the Builder stating that the Vessel is free from any liens, charges, claims, mortgages, taxes, or other encumbrances of whatsoever nature;

(xv)	An original Protocol of Redelivery and Acceptance signed by the Builder and the Seller confirming the date and time of Redelivery of the Vessel;

(xvi)	All documents to be delivered at Redelivery in accordance with the EPC Contract;

(xvii)	A copy of each Management Agreement between the Bareboat Charterer and the Manager in respect of the technical and commercial management of the Vessel;

(xviii)
A Certificate of Deletion (if applicable) of the Vessel from the Vessel's Registry or a Letter of Undertaking to provide the Certificate of Deletion and closed CSR from the present Flag within thirty (30) Business Days of the Delivery Date;

(xix)
the Seller's letter of confirmation that to the best of their knowledge the Vessel has not sustained any grounding or any other damage to the underwater parts since the Joint Final Inspection and is not black-listed by any government, state, country political sub division and union.

(xx)	Valuation Certificate prepared by the Approved Valuers which are required to determine the Purchase Price in accordance with Clause 3;

(xxi)
The reports from the Technical Adviser as required pursuant to the Technical Adviser's Scope of Work confirming that the Conversion Works carried out on the Vessel have been in accordance with the specifications set out in the Conversion Contracts and the relevant performance requirements set out in the Binding Term Sheet or the TSA (if applicable) and that the Vessel is in a position to earn sufficient monies pursuant to the Acceptable Sub-Charter to enable the Bareboat Charterer to meets all its payment obligations under the Bareboat Charter, and that the Vessel is in all material respects ready and in a condition acceptable to the Buyer, acting reasonably;

(xxii)
Evidence reasonably satisfactory to the Buyer that any defaults of the Borrower under the terms of the Pre-Delivery Financing Agreement in respect of the Vessel have been remedied by the Borrower or waived by the Lender;

(xxiii)
Evidence reasonably satisfactory to the Buyer that the conditions precedent under the Bareboat Charter have been or will be met on Delivery and that the Vessel may be immediately delivered by the Owner to the Bareboat Charterer under the Bareboat Charter;

(xxiv)	Any such additional documents as may reasonably be required by the competent authorities of the Flag State for the purpose of registering the Vessel;

(xxv)	Copies of all insurance policies, cover notes and certificates of entry for the Vessel in compliance with the terms of the Bareboat Charter showing the Owner as a co-assured;

(xxvi)	A copy of the Acceptable Sub-Charter and the Acceptable Sub-Charter Guarantee.

(b)	At the time of Delivery, the Buyer shall provide the Seller with:

(i)	A certified true copy of the Buyer's constitutional documents;

(ii)
Evidence that all necessary corporate, shareholder and other action has been taken by the Buyer including the original Minutes/Resolution of Buyers' Board of Directors authorising the execution of the Power of Attorney and any documents required to effect the purchase and transfer of the Vessel from the Sellers and any other necessary transaction document, or copies of the same, duly notarially attested and legalised or apostilled (as required by the Flag State);

(iii)
Original Power Of Attorney of the Buyers, authorising the attorney(s)-in-fact, inter alia, to perform its obligations under the MOA and to effect payment of the Purchase Price and other payments, the execution of the Protocol of Delivery and Acceptance and any other documents which may be required to transfer and register the Vessel, and to do any acts as may be required to effect the purchase, transfer and registration of the Vessel, duly notarised and apostilled; and

(iv)	Quiet Enjoyment Letter.

(c)
If at the time of delivery of the Vessel the Classification Society or any other party has not issued the final certificates, then the Buyer will accept temporary certificates. The Seller shall arrange for such temporary certificates to be replaced with the permanent ones as soon as practical but in no event later than the time when the temporary certificates expire, and also provide the Buyer with a letter of undertaking to provide these certificates.

(d)	If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator.

(e)
The Buyer and Seller shall at the time of Delivery sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Seller to the Buyer.

(f)
At the time of the physical delivery on board the Vessel, and concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Seller shall hand to the Buyer the Classification certificate(s), plans, drawings, record books and manuals (excluding ISM/ISPS manuals), which are on board the Vessel. All other documents and certificates which are on board and pertinent to the Vessel shall also be handed over to the Buyer unless the Seller is required to retain the same, in which case the Buyer has the right to take copies and leave the photocopies on board the Vessel. All other documents and technical documentation which may be in the Seller's possession shall following Delivery be forwarded to the Buyer after Delivery, if they so request with reasonable forwarding charges, if any, to be for the Buyer's account. The Seller may keep the Vessel's log books but the Buyer has the right to take copies of the same. In instances where documents are to remain on the Vessel at all times the Buyer is permitted to take copies on board the Vessel at their own cost.

(g)	A copy each of the following documents duly executed by the relevant parties to the documents as follows:-

(i)	A copy of the Bareboat Charter duly executed by the Owner and the Bareboat Charterer;

(ii)	A copy of the Acceptable Sub-Charter duly executed by the Bareboat Charterer and the Acceptable Sub-Charterer;

(iii)	A copy of the Bareboat Charter Guarantee duly executed by the Bareboat Charter Guarantor and the Owner; and

(iv)	A copy of the Acceptable Sub-Charter Guarantee.

(h)	Any other documents that may be reasonably requested by the Mortgagee including but not limited to acknowledgments of any assignments by the Buyer or any Security Documents.

9	Encumbrances
It is a condition of the MOA, any breach of which will entitle the Buyers to reject the Vessel, that the Vessel, at the time of delivery, is free from all encumbrances, charters (other than the Bareboat Charter and the Acceptable Sub-Charter), mortgages, maritime liens, writs, port state and other administrative detentions, stowaway, trading commitments or any other debts whatsoever. The Seller hereby undertakes to indemnify the Buyer against all consequences of any claims made against the Buyer that may arise due to claims against the Vessel originating prior to Delivery of the Vessel to the Buyer.

10	Taxes, fees and expenses
Any taxes, fees and expenses in connection with the purchase and registration of the Vessel under the Flag State shall be for the Seller's account.

11	Condition on delivery

11.1
The Vessel shall be delivered to the Buyer in accordance with the specifications set out in the Conversion Contracts, and shall thereafter be inspected and approved by the Technical Advisor and classed in accordance with the specifications in the Conversion Contracts and this MOA. The Vessel shall be delivered to the Buyer with her Class maintained without condition/recommendation and free from any damage affecting class and classification certificates and national/international certificates as at the Delivery Date. Following the execution of the MOA, the Seller shall not agree to any material modification or changes to the specifications set out in the Conversion Contracts and the MOA without the Buyer's prior written consent (such consent not to be unreasonably withheld or delayed) save for Permitted Amendments.

11.2
The Seller shall notify the Buyer upon immediately becoming aware of any material dispute with the Builder arising out of or in relation to the Conversion Contracts. The Seller shall also notify the Buyer within ten (10) Business Days of becoming aware that the Seller or the Builder is entitled to terminate the Conversion Contracts. A dispute is considered material if when it is adversely determined, might have a Material Adverse Effect.

11.3
The Seller shall not terminate the Conversion Contracts or enter into mitigation or dispute resolution procedures regarding a material dispute with the Builder unless approved by the Buyer (such consent not to be unreasonably withheld or delayed) and shall do so if instructed by the Buyer (acting reasonably). If the Seller enters into mitigation or dispute resolution procedures with the Builder without the Buyer's consent in breach of this Clause 11.3, the Buyer shall be entitled (but not obliged to) cancel this MOA.

12	Additional Rights of Inspection

12.1
Subject to agreeing timely visits with the Manager, the Buyer and/or the Technical Adviser shall have the right to attend any of the performance tests and any commissioning including Project Site Commissioning being carried out on the Vessel.

12.2
The Technical Adviser shall have the right to inspect the Vessel at any time during the Conversion Works by giving at least three (3) Business Days' notice and the Seller shall use reasonable endeavours to keep the Technical Adviser informed of the Vessel's schedule, of any upcoming milestones and of any inspections and tests as set out in Clause 6.1.

12.3
The Seller shall give the Technical Adviser at least three (3) Business Days advance notice of the Final Joint Inspection to be carried out for the purposes of the Scheduled Commissioning Start Date occurring.

12.4
The Seller shall make available for Buyer's and/or the Technical Adviser's review all relevant and material correspondence, notices and other documents related to technical (as opposed to commercial) matters and shall provide copies of the same upon request, the costs of such request to be for the Seller's account.

13	Name/markings
The Vessel's name may be changed from time to time with the Buyer's prior written consent (such consent not to be unreasonably withheld or delayed).

14	Buyer's default
If the Buyer fails to pay the Actual Purchase Price in accordance with Clause 5 (Payment of Purchase Price and Upfront Amount), the Seller shall have the right to cancel this MOA after full repayment of the Pre-delivery Financing and any interest accrued up to and including the Delivery Date.

15	Seller's default

15.1	The Buyer shall be entitled to cancel this MOA in the event that by the Cancelling Date:-

(a)	the Seller fails to deliver the Vessel; or

(b)	the Seller fails to meet the conditions in Clause 4.2 and/or to provide the documents in Clause 8 for the purposes of Delivery in Clause 6 of this MOA; or

(c)
if the Binding Term Sheet or TSA (whichever is applicable) and the Perenco Security Arrangements is terminated for whatever reason, and a Replacement Sub-Charter is not secured before the Delivery Date.

15.2
In the event the Seller fails to deliver the Vessel as referred to in Clause 15.1, it shall compensate the Buyer for its direct losses and for all reasonable expenses together with interest whether or not the Buyer cancels this MOA or accelerates the repayment of the Pre-delivery Financing in accordance with the terms of the Pre-Delivery Financing Agreement, provided that the Buyer shall not be entitled to compensation if such losses or expenses arose out of gross negligence or wilful misconduct of the Buyer.

16	Automatic Termination
This Agreement shall be automatically terminated without any further liability to any Party if any of the following occur:-

(a)	the Seller fails to satisfy the Conditions Precedent set out in Schedule 2, Part A of the Pre-delivery Financing Agreement;

(b)	When Mandatory Cancellation under Clause 6.5 of the Pre-delivery Financing Agreement is triggered;

(c)	When the Lender exercises its rights under Clause 18.25 of the Pre-delivery Financing Agreement pursuant to the occurrence of an Event of Default which is continuing.

17	Assignments
No Party to this MOA shall be entitled to assign its rights or transfer any of its rights and/or obligations, under this MOA without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

18	Representations and warranties

18.1	Each Party to this MOA represents and warrants to the other Party to this MOA that:

(a)
It is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)
Subject to legal reservations, it has full power, capacity and authority to execute, deliver and perform its obligations under this MOA and all necessary corporate, shareholder and other actions have been taken to authorise the execution, delivery and performance of the same and this MOA constitutes its valid and legally binding obligations.

18.2
On the Delivery Date, each of the Parties to this MOA shall be deemed to repeat the respective representations and warranties in Clause 18.1 as if made with reference to the facts and circumstances existing on such date and such representations and warranties, and the respective rights of the Parties hereunder, shall survive the execution of this MOA and the payment of the Balance.

19	Severability of provisions
If any provision of this MOA is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this MOA.

20	Counterparts
This MOA may be executed in any number of counterparts, all of which, taken together shall constitute one and the same agreement and each Party may enter into this MOA by executing a counterpart.

21	Third Party rights
A person who is not a party to this MOA has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this MOA. However, notwithstanding any term of this MOA to the contrary, no variation of this MOA, and no release or compromise of any liability hereunder shall require consent or approval of any third party.

22	Law and Jurisdiction

22.1	This MOA and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

22.2
Any dispute arising out of or in connection with this MOA, including any question regarding its existence, validity or termination, shall be referred to the Hong Kong International Arbitration Centre ("HKIAC") and finally resolved by arbitration under the rules promulgated by the HKIAC (the "HKIAC Rules"), which HKIAC Rules are deemed to be incorporated by reference into this clause. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.

23	Notices
All notices to be provided under this MOA shall be in the English language and in writing. Contact details for recipients of notices are as follows:

For the Buyer:
c/o CSSC (Hong Kong) Shipping Company Limited, Shanghai Office, Room 608, Marine Tower , No.1 Pudong Avenue, Shanghai, PRC
Attention: Mr Teng Fei / Mr Zhou Shen
Email: project@csscshipping.com
Fax: +86 21 6886 3070

For the Seller:	c/o Golar Management Ltd, 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, United Kingdom Attention: Mr Brian Tienzo Email: brian.tienzo@golar.com Fax: +44 (0)207 063 7901

24	Entire Agreement
This MOA and any Addenda comprise the entire agreement between the Buyer and the Seller in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto. Each of the Parties acknowledges that in entering into this MOA it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this MOA. Any terms implied into this MOA by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

SELLER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of	) ) )	/s/ Brian Tienzo Attorney-in-fact
Signature/Title

BUYER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of	) ) )	/s/ Yang Li
Signature/Title

Schedule 1
Form of Protocol of Delivery and Acceptance
Protocol of Delivery and Acceptance
under Memorandum of Agreement
in respect of m.v. "Golar Hilli"
We refer to:

(a)
a conversion contract dated [●] entered into between (i) Keppel Shipyard Limited (the "Builder") and (ii) [●] for the conversion of the vessel named "Golar Hilli" and registered under the [●] flag with IMO number [●] (the "Vessel") together with all addenda thereto (the "Conversion Contract"); and

(a)	a memorandum of agreement dated [●] (the "MOA") and made between Golar Hilli Corporation (the "Seller") and Fortune Lianjiang Shipping S.A. (the "Buyer") in respect of the Vessel.
We, the Sellers, hereby irrevocably and unconditionally certify that:

(i)	The Redelivery Date has occurred;

(ii)	The Vessel has been converted in compliance with the Conversion Contracts save for the Project Site Commissioning referred to in the EPC Contract which is still continuing; and

(iii)	The Vessel was accepted without reservation by the Seller under the Conversion Contracts (save for the Project Site Commissioning) for the purpose of commencing work under the Acceptable Sub-Charter.

It is hereby certified that pursuant to this MOA, the Vessel was delivered by the Seller to the Buyer, and accepted by the Buyer from the Seller, at [●] hours [●] time on the date hereof in accordance with the terms and conditions of this MOA.
Dated:
[●] Limited
By: .....................................
Attorney in Fact

[●] Limited
By: ....................................
Attorney in Fact